Exhibit 4.4

AMENDMENT TO SERIES B CONVERTIBLE NOTES

THIS AMENDMENT (this “Amendment”), dated as of April 16, 2008, by and among Open Energy Corporation, a Nevada corporation (the “Company”), and each of the Holders of Series B Notes issued pursuant to and as defined in that certain securities purchase agreement, dated September 19, 2007, as amended (the “SPA”), amends certain of the terms of the Series B Notes issued from time to time pursuant to the SPA.  All capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the SPA or the Series B Notes.

WITNESSTH

A.            WHEREAS, each of the Holders and the Company are parties to the Agreement;

B.            WHEREAS, each of the Holders is a holder of a Series B Note; and

C.            WHEREAS, the Holders and the Company now desire to amend the terms of the Series B Notes upon the terms and conditions as are set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Company and each of the Holders hereby agree as follows:

                1.             AMENDMENT TO SECTION 2. Section 2 of the Series B Notes shall be amended to read in its entirety as follows:

“(2)         INTEREST; INTEREST RATE. During the term of this Note, Interest shall accrue on outstanding Principal at an interest rate equal to six percent (6%) per annum (the “Interest Rate”) commencing on the Issuance Date. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Any Interest that shall accrue hereunder shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 (each an “Interest Payment Due Date”), beginning on the first such date after the Issuance Date hereof, to be paid, at the election of the Company, in cash, shares of Common Stock (“Interest Shares”), or warrants to acquire shares of Common Stock (“Interest Warrants”) provided that, unless waived by Holder or Holder’s assignee(s), (i) the Common Stock shall have traded an average of at least 300,000 shares per day for each of the five trading days prior to the applicable Interest Payment Due Date, and (ii) no Trigger Event, as defined below, in accordance with Section 4(a)(v), shall have occurred and not been cured or waived. If the Company elects to pay all or any portion of any Interest due in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), such Interest to be paid in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole cent) equal to the quotient of (a) the amount of Interest payable on such

Interest Date less any such Interest to be paid in cash or Interest Warrants on such Interest Date divided by (b) an amount equal to 95% of the 5-day Weighted Average Price (as defined in Section 27) of the Common Stock ending on the Trading Day prior to such Interest Payment Due Date. If the Company elects to pay all or any portion of any Interest due in Interest Warrants, such Interest Warrants shall be in substantially the form of the Series B Warrants and shall have an exercise price equal to the greater of (A) $0.506 per share and (B) the 5-day Weighted Average Price of the Common Stock ending on the Trading Day prior to such Interest Payment Date.  Any such Interest Warrants shall be exercisable for a number of shares equal to the quotient of (a) the amount of Interest payable on such Interest Date less any such Interest to be paid in cash or Interest Shares on such Interest Date divided by (b) an amount equal to the Black-Scholes value per Interest Warrant as of the Trading Day prior to such Interest Payment Date, utilizing the Black-Scholes formula set forth on Exhibit A hereto.  Interest hereunder will be paid to the Holder or its assignee(s) in whose name(s) this Note is registered on the records of the Company regarding registration and transfers of Notes.”

                                                2.                                       SATISFACTION OF INTEREST ARREARAGE.    Upon the payment in full of all Interest that is accrued, unpaid and currently due pursuant to the Series B Notes through the issuance of Interest Warrants in accordance with Section 2 of the Series B Notes (as amended hereby), the Trigger Events and all effects thereof, including any application of a Trigger Event Reset Price, or other breaches or defaults resulting from the Company’s failure to pay such Interest shall be deemed to be waived in full and any breach of or default under the Series B Notes as a result thereof shall be deemed to have been cured in full.  The parties agree that the respective amounts set forth on Exhibit B opposite the name of each Holder represent all accrued and unpaid Interest that are currently due pursuant to the Series B Notes and the Interest Warrants issuable in satisfaction thereof and that the Conversion Price of the Series B Notes remains at $.50 per share.

                                                3.                                       MISCELLANEOUS.

(a)           Continued Effectiveness. Except as otherwise provided herein, all of the representations, warranties, covenants, conditions and other provisions of the Series B Notes are hereby ratified and confirmed and shall continue in full force and effect, enforceable in accordance with the terms thereof.

(b)           Authorization. The parties hereby represent and warrant that each has full power and authority to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms.

(c)           Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

OPEN ENERGY CORPORATION

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR HOLDERS FOLLOWS]

[HOLDER SIGNATURE PAGES TO OPEN ENERGY CORPORATION AMENDMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

EXHIBIT A

Black-Scholes Formula

Term:	7 years

Risk Free Rate:	3 month US Treasury rate as quoted in the Wall Street Journal on the date of calculation.

Volatility:	100%

Strike Price:	$.506

Market Price:	Previous trading day closing bid price as reported by Bloomberg LP.

EXHIBIT B

Accrued Interest

Holder	Interest
The Quercus Trust	$641,096
Europanel AB	9,534.50
Styrbjorn AS	9,534.50

Interest Warrants to be Issued in Satisfaction of Accrued Interest

Holder	Interest Warrants
The Quercus Trust	3,003,370
Europanel AB	44,667
Styrbjorn AS	44,667